Exhibit 99.1
[LOGO]
NATURAL GAS SERVICES GROUP, INC.

FOR IMMEDIATE RELEASE	For More Information, Contact:
November 3, 2006	Jim Drewitz, Investor Relations
972-355-6070
NATURAL GAS SERVICES GROUP, INC. ANNOUNCES FAVORABLE
NEW TERMS OF LOAN FACILITIES
Company Will Benefit From Interest Savings and a Larger Revolving Line-of-Credit Under the
New Terms of the Company’s Loan Facilities
MIDLAND, Texas, November 3, 2006 — Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of gas compression equipment and services to the natural gas industry, announces that on October 26, 2006 it entered into a Seventh Amended and Restated Loan Agreement with Western National Bank, Midland, Texas to amend and restate its existing term loan and line-of-credit facilities. As reported in a Current Report on Form 8-K filed on September 8, 2006 with the Securities and Exchange Commission, the Company previously entered into modification agreements with Western National Bank to reduce the interest rates under the Company’s existing loan facilities from a variable prime rate to a fixed rate of 7.5%, effective August 28, 2006. Under the Seventh Amended and Restated Loan Agreement, the Company further modified its loan facilities by consolidating its two term loan facilities and its advancing line of credit facility into a single term loan facility bearing interest at a fixed rate of 7.5% over a sixty month period. The Company will save approximately $300,000 in interest over the amortized period of this term loan facility, assuming a favorable comparison of the prime rate and the fixed rate of interest under such facility. NGS also increased its revolving line-of-credit from its present $10 million, 1 year facility to a $40 million, 2 year facility, subject to a borrowing base limitation, which as of October 26, 2006 was $32,000,000. All borrowings under the revolving line-of-credit facility will also bear interest at a fixed rate of 7.5%.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. said, “We are very pleased to have modified the terms of our loan package with Western National Bank and to reduce and cap the cost of the interest we pay. The increased revolving line-of-credit facility combined with our very strong balance sheet gives us excellent flexibility as we continue to pursue opportunities for growth and expansion.”
About Natural Gas Services Group, Inc.
NGS is a leading provider of small to medium horsepower, wellhead compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates, rents and maintains natural gas compressors that enhance the production of natural gas wells. The Company also designs and sells custom fabricated natural gas compressors to particular customer specifications and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.

For More Information, Contact:	Jim Drewitz, Investor Relations 972-355-6070 jdrewitz@comcast.net
Or visit the Company’s website at www.ngsgi.com
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.
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